Filed Pursuant to Rule 433
Registration File No. 333-240108
July 27, 2020

KINDER MORGAN, INC.
Pricing Term Sheet

$750,000,000 2.000% Senior Notes due 2031

$500,000,000 3.250% Senior Notes due 2050

Issuer:	Kinder Morgan, Inc.
Ratings: (Moody’s / S&P / Fitch)*:	Baa2 / BBB / BBB
Ratings Outlooks: (Moody’s / S&P / Fitch)*:	Stable / Stable / Stable
Security Type:	Senior Notes
Pricing Date:	July 27, 2020
Settlement Date (T+7):	August 5, 2020
	2.000% Senior Notes due 2031	3.250% Senior Notes due 2050
Interest Payment Dates:	February 15 and August 15, commencing February 15, 2021	February 1 and August 1, commencing February 1, 2021
Record Dates:	February 1 and August 1	January 15 and July 15
Maturity Date:	February 15, 2031	August 1, 2050
Principal Amount:	$750,000,000	$500,000,000
Benchmark Treasury:	0.625% due May 15, 2030	2.000% due February 15, 2050
Benchmark Treasury Price / Yield:	100-07+ / 0.600%	119-04 / 1.226%
Spread to Benchmark Treasury:	+150 bps	+210 bps
Yield to Maturity:	2.100%	3.326%
Interest Rate:	2.000%	3.250%
Price to the Public:	99.060%	98.565%
Optional Redemption:	At any time prior to November 15, 2030 (the date that is three months prior to the maturity date of the notes, the “Early Call Date”), we may redeem all or a part of the notes at a price equal to (a) the greater of: (1) 100% of the principal amount of the notes to be redeemed; or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed that would be due if such notes matured on the Early Call Date but for the redemption (exclusive of any portion of the payments of interest accrued to the date of redemption), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at T + 25 basis points, plus (b) accrued and unpaid interest thereon to, but not including, the redemption date. At any time on or after the Early Call Date, we may redeem some or all of the notes at a price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date.	At any time prior to February 1, 2050 (the date that is six months prior to the maturity date of the notes, the “Early Call Date”), we may redeem all or a part of the notes at a price equal to (a) the greater of: (1) 100% of the principal amount of the notes to be redeemed; or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed that would be due if such notes matured on the Early Call Date but for the redemption (exclusive of any portion of the payments of interest accrued to the date of redemption), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at T + 35 basis points, plus (b) accrued and unpaid interest thereon to, but not including, the redemption date. At any time on or after the Early Call Date, we may redeem some or all of the notes at a price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date.

CUSIP / ISIN:	49456B AR2 / US49456BAR24	49456B AS0 / US49456BAS07
Joint Book-Running Managers:

BofA Securities, Inc.

J.P. Morgan Securities LLC

MUFG Securities Americas Inc.

RBC Capital Markets, LLC

Barclays Capital Inc.

BMO Capital Markets Corp.

Mizuho Securities USA LLC

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

TD Securities (USA) LLC

Co-Managers:	BBVA Securities Inc. ING Financial Markets LLC Intesa Sanpaolo S.p.A. National Bank of Canada Financial Inc. Regions Securities LLC

* Note: The ratings of a security are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Legend

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by contacting BofA Securities, Inc. at (800) 294-1322 or dg.prospectus_requests@bofa.com, J.P. Morgan Securities LLC at (212) 834-4533, MUFG Securities Americas Inc. at 1-877-649-6848 or RBC Capital Markets, LLC at 1-866-375-6829.